Exhibit 10.2

 PROMISSORY NOTE
 NOTE NO. 17036096

$10,000,000.00	December 4, 2015

FOR VALUE RECEIVED, Lazarus Refining & Marketing, LLC, a Delaware limited liability company (hereinafter referred to as “Maker”), hereby unconditionally promises to pay to the order of Sovereign Bank (“Payee”) at 17950 Preston Road, Suite 500, Dallas, TX 75252, or at such other address given to Maker by Payee, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), in lawful money of the United States of America, together with interest per annum (calculated on the basis of a 360-day year) on the unpaid principal balance from day-to-day remaining, computed from the date of advance until maturity at the per annum rate (the “Stated Rate”) equal to the lesser of (a) the Maximum Rate (as hereinafter defined) or (b) Prime Rate (as hereafter defined) plus two and three quarters percent (P + 2.75%)*.  The interest rate as of the date hereof is six percent (6%).  Principal and interest under this promissory note (the “Note”) are due and payable as follows:

Monthly payments of principal and interest shall be due and payable in the amount of SEVENTY FOUR THOUSAND ONE HUNDRED TEN AND 95/100 DOLLARS ($74,110.95), with the first such installment due on the 4th day of January, 2016.  Monthly payments shall continue to be due and payable on the same day of each calendar month thereafter until December 4, 2034 (the “Maturity Date”), when all unpaid principal and unpaid interest shall be due and payable in full.  Monthly payments shall be increased or decreased based on the changes in interest rate to ensure that the entire loan balance is paid in full on the final Maturity Date.

*The interest rate will adjust on the first day of each calendar quarter (the “Adjustment Date”) to a rate equal to two and three quarters percent (2.75%) per annum (on the basis of actual days elapsed over a 360-day year) above the minimum prime lending rate charged by large U.S. money center commercial banks as published from time to time in the Money Rates Section of the Wall Street Journal (“Prime Rate”), each change in the rate charged hereunder to become effective without notice to the undersigned as of the Adjustment Date, but in no event shall the rate charged hereunder exceed the Maximum Rate (as hereafter defined).  The undersigned understands and acknowledges that Payee may from time to time make various loans at rates of interest having no relationship to the Prime Rate, and that the Prime Rate may not be the lowest interest rate charged for loans by Payee.  In the event the Wall Street Journal is no longer published or in the event the Wall Street Journal discontinues publishing a “Prime Rate”, the Prime Rate shall be the nearest comparable published rate, as determined by the holder of this Note.

The term “Maximum Rate,” as used herein, shall mean, with respect to each holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may under applicable law be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent allowed by law under such applicable laws of the United States of America and the State of Texas which may hereafter be in effect, which allow a higher maximum non-usurious interest rate than applicable laws now allow; provided, that in determining the Maximum Rate, due regard shall be given, to the extent required by applicable law, to any and all relevant payments, fees, charges, deposits, balances, agreements and calculations which may constitute or be deemed to constitute interest, or be deducted from principal to calculate the interest rate or otherwise affect interest rate determinations, so that in no event shall the Payee contract for, charge, receive, take, collect, reserve or apply, on the Note, any amount in excess of the maximum non-usurious rate of interest permitted by applicable law.  To the extent that Texas law determines the Maximum Rate, the Maximum Rate shall be determined by utilizing the “indicated rate ceiling” from time to time in effect pursuant to the Texas Finance Code (V.T.C.A. Finance Code Section 303.001 et seq.) (the “Texas Finance Code”) or such successor statute, as then in effect, governing usury.  The Maximum Rate shall not be limited to the applicable rate ceiling in the Texas Finance Code or such successor statute if Federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.

Maker and Payee intend to comply with the applicable law governing the Maximum Rate.  Interest contracted for, charged, or received shall not exceed the Maximum Rate, and, if in any contingency whatsoever, Payee shall receive anything of value deemed interest under applicable law which would cause the interest contracted for, charged, or received by the holder thereof to exceed the maximum amount of interest permissible under applicable law, the excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance hereof such excess shall be refunded to Maker, and the provisions of this Note and any demand on Maker shall immediately be deemed reformed and the amounts thereafter collectible hereunder shall be reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.  All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, shall be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full (including the period of any renewal or extension hereof) so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate.

Maker agrees to pay a late charge of five percent (5%) of the payment amount if such payment is not received within ten (10) days of the due date.  Payments, when made, shall be applied in a manner and order according to the sole discretion of the holder of this Note.

In addition to the late charge in the preceding paragraph, all past-due principal and, to the extent permitted by applicable law, past-due interest upon this Note shall bear interest at the Maximum Rate.

Unless otherwise specified, Maker shall make each payment required to be made by it hereunder (whether of principal, interest, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim.  All such payments shall be made to the Lender at its offices the address specified in the first paragraph of this Note or pursuant to most recent wire instructions provided by Payee to Maker from time to time, except as otherwise expressly provided in the relevant Loan Document.  All amounts owing under this Agreement or under any other Loan Document are payable in United States Dollars.

Remittances in payment of any part of this Note other than in the required amount in immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Payee in full accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Payee of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default (hereinafter defined).

This is the Promissory Note issued pursuant to, and referenced in, that certain Loan Agreement dated as of the date hereof, among Maker, as Borrower, the Guarantors identified therein, and Payee, as Lender (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”).  This Note is secured in part by a Deed of Trust, Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated as of the date hereof, executed by Maker in favor of Robert Blount for the benefit of Payee, to be recorded in the real property records of Wilson County, Texas.  Maker and each surety, endorser, guarantor and other party ever liable for payment of any stuns of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and nonpayment, notice of default and notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

If this Note or any Loan Documents (as defined in the Loan Agreement) is given by Payee to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney’s fees and court costs, in addition to other amounts due.

No waiver by Payee of any of its rights or remedies under this Note or any Loan Documents, shall be considered a waiver of any other right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

Maker agrees that in the event any portion of this Note is prepaid in whole or in part prior to the fifth anniversary of the date of this Note, so as to constitute a Prepayment (as defined below), consideration will be tendered with the prepayment to the Payee (“Prepayment Consideration”) in the amount of five percent (5.0%) of the outstanding loan principal balance prepaid.  It is understood and agreed that a “Prepayment” shall be any principal payment on this Note other than scheduled monthly payments of principal and interest as provided under this Note.  Maker acknowledges that the Prepayment Consideration is consideration to Payee for the privilege of prepaying the indebtedness evidenced by this Note prior to maturity, and Maker recognizes that Payee would incur substantial additional costs and expenses in the event of a prepayment of the indebtedness evidenced by this Note and that the Prepayment Consideration compensates Payee for such costs and expenses (including without limitation, the loss of Payee’s investment opportunity during the period from the date of prepayment until the Maturity Date).  Maker agrees that Payee shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any manner whatsoever.

As used herein, an “Event of Default” shall mean any one or more of the following: (i) the failure by Maker to pay any installment of principal or interest under this Note when due, (ii) the failure by Maker to pay all sums owed to Payee under this Note on or before the Maturity Date, or (iii) any Event of Default (as defined in the Loan Agreement).

Upon the occurrence of an Event of Default: (i) under Section 7.1(h) or (i) of the Loan Agreement, this Note shall be immediately become due and payable upon the occurrence of an Event of Default, or (ii) other than as specified by clause (i) immediately preceding, Payee may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on this Note immediately due and payable and exercise and pursue any and all other rights and remedies as provided herein or in any of the Loan Documents or otherwise available under applicable law.

Upon the occurrence of an Event of Default, Payee is hereby authorized at any time and from time to time, without notice to Maker (any such notice being expressly waived by each such Maker), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by the Payee to or for the credit or the account of Maker, against any and all obligations of such Maker now or hereafter existing under this Note, irrespective of whether or not Payee shall have made demand under this Note and although such obligations may be contingent and unmatured.  The rights of the Payee under this section are in addition to all other rights and remedies (including, without limitation, other rights of offset) which Payee may have hereunder or under any applicable law.

All obligations, covenants, and terms of payment are expressly performable solely in Dallas County, Texas.  The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any of the Loan Documents, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

Maker:

Lazarus Refining & Marketing, LLC,

a Delaware limited liability company

By: Blue Dolphin Energy Company, a Delaware
corporation, its sole member

By: ___________________________
Name: Jonathan Pitts Carroll, Sr.
Title: President